BEVERAGE MANUFACTURE AND SUPPLY AGREEMENT

THIS BEVERAGE MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into this 21st day of February 2019 (the “Effective Date”), between Rocky Mountain High Brands, Inc., located at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 (“Supplier”) and Texas Wellness Center, Inc. (“Company”), in connection with the supply of hemp-infused beverages (the "Beverages"), as described in detail in Exhibit B.

W I T N E S S E T H:

WHEREAS, the Supplier is the sole owner of certain property rights, including, but not limited to, rights to trade names, trademarks, service marks, logos, formulas, patents and copyrights, and is in the business of producing, supplying, marketing and/or selling the hemp and CBD infused and non-hemp infused beverages under its own trademarks and logos, and

WHEREAS, the Company is the sole owner of all rights, title and interest in and to certain proprietary intellectual property known as “Green Lotus” including text and stylized design, and all registrations and applications for registration thereof and all other rights corresponding thereto throughout the world, together with the goodwill and consisting of common law rights, copyrights and all trademarks, service marks and trade dress, collectively referred to hereafter as the “Green Lotus Trademarks;” and

WHEREAS, the Company and Supplier desire to enter into an agreement for the manufacture, supply and purchase of certain hemp-based cannabinoid infused beverages for Company to sell in the market worldwide.

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and obligations contained herein, and the performance thereof, the parties, intending to be legally bound, agree as follows:

1.        BEVERAGES:

1.1       Exclusivity. Supplier agrees to be the exclusive manufacturer of the hemp-infused beverage Beverages (“Beverages”) to the Company under the Green Lotus brand in accordance with the terms and conditions of the Agreement. Company agrees to purchase Beverages from Supplier. The Parties acknowledge that the Supplier is the owner of the recipes and formulas for the Beverages. This Agreement does not give Supplier the right or responsibility to manufacture any products for Company besides hemp-infused Beverages. Supplier will not duplicate any formulas that it manufactures for Company for any other party, including Supplier. The parties may add additional Beverages to this agreement by attaching an additional Exhibit.

1.2       Raw Materials. Company will provide hemp-derived ingredients. Supplier will provide other raw materials necessary for the production, processing, batching, labeling, and packaging of the Beverages. All materials to be provided by Company for Beverages must be received by Supplier at least five (5) days prior to the scheduled production run for such Beverages. Supplier will store the raw materials provided by Company for a period of up to three (3) weeks prior to the scheduled production run.

1.3       Manufacturing Loss. Company acknowledges that in the normal course of beverage manufacturing the number of finished shipping units of packaged beverages will be less than the sum of the ingredients and the packing materials supplied to the copacker, which is defined as Manufacturing Loss. The Manufacturing Loss can range from 2% to 5% of the total production run. Supplier shall have no liability to Company for Manufacturing Loss in the normal course of the manufacturing process. Supplier will make good faith efforts to obtain credit or monetary refund from parties responsible for Manufacturing Loss and Supplier will pass said credit or refund on to Company. This will include, but may not be limited to, redress from the copacker, can and lid manufacturer, or other responsible party.

2.       TRADEMARKS:

2.1       Ownership of Trademarks and Use by Supplier. Supplier acknowledges the Company’s exclusive right, title and interest in the Green Lotus Trademarks. The Company grants to Supplier a non-exclusive right and license to use the Green Lotus Trademarks on labels and packaging materials approved by the Company in the manufacture and supply of the Beverages for the Company during the term of this Agreement, and for no other purpose. The Company understands and agrees that all Beverages produced under this Agreement will conform with the labeling requirements of the Texas Department of State Health Services.

3.       PRICING AND DELIVERY OF THE BEVERAGES:

3.1       Supply of Beverages; Pricing. The Supplier will supply Company with, and Company agrees to purchase, the Beverages at the prices and on the payment terms described in Exhibit B. Supplier will use its commercially reasonably good faith efforts to supply the Beverages in the quantities requested by Company and as promptly as commercially and reasonably practicable after a purchase order is received from Company.

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3.2              Ordering Procedures. Company shall submit to the Supplier purchase orders in advance of the delivery dates specified. A purchase order may be submitted and accepted in writing by e-mail. All purchase orders shall specify the quantity and type of Beverage flavor, and any other special instructions. All purchase orders shall be subject to the terms of this Agreement. All purchase orders shall be paid in accordance with the payment terms set forth in Exhibit B.

3.3              Inspection of Beverages. Subject to the inspection conditions of this Section 3.4, Company will only be required to pay for the Beverages that are provided to Company free of defects at the time of inspection. Company shall promptly inspect all pallets and shall not accept any pallets that do not pass that inspection. At Company’s direction, the Supplier will either not charge Company for, or will provide a credit to Company for, any damaged pallets Company receives from the Supplier.

3.4              Transfer of Title and Risk of Loss. Title to and risk of loss for finished Beverages passes to Company upon Company’s inspection and approval of finished Beverages by Company’s designated agent at Supplier’s facility.

4.       INSURANCE AND INDEMNIFICATION:

4.1       Duty to Defend, Indemnify and Hold Harmless. Company agrees to indemnify, defend and hold harmless the Supplier, its officers, employees, agents and representatives from and against any and all claims, causes of action, damages, claims for damages, liability, loss, cost or expense (“Claims”), including reasonable attorneys' fees and expenses of litigation, arising out of or related to Supplier’s manufacture of the Beverages, except Claims arising from the negligence or intentional misconduct of Supplier or Supplier’s breach of this Agreement.

The foregoing indemnity, defense and hold harmless obligations shall apply to all such Claims, whether such Claims arise from Beverages acquired by Company from the Supplier prior to the execution of this Agreement or subsequent thereto.

Supplier agrees to indemnify, defend and hold harmless the Company, its officers, employees, agents and representatives from and against any and all Claims, including reasonable attorneys' fees and expenses of litigation, arising out of or related to the negligence or intentional misconduct of Supplier.

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5.       DEFAULT:

5.1       Events of Default. A party shall be deemed to be in default of the terms of this Agreement if any one of the following events ("Events of Default") occurs:

(a)	Such party materially violates any of the terms and conditions of this Agreement;

(b)	Such party shall file a voluntary petition in bankruptcy or take the benefit of any insolvency act or be dissolved or adjudicated bankrupt or if a receiver shall be appointed for Company's business or its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if such party shall make an assignment for the benefit of its creditors, or if the interest of such party passes by operation of law to any person or entity other than such party; or

(c)	Such party becomes insolvent, regardless of how said insolvency may be evidenced.

5.2       Remedies. Upon the occurrence of an Event of Default, the non-defaulting party may give written notice to the defaulting party demanding that the condition of default be cured within fifteen (15) calendar days and, if not so cured, the non-defaulting party, in addition to any other rights or remedies it may have, may do any one or more of the following:

(a)	Commence a collection action to recover all sums of money due, reserving the right to recover for such other sums of money which may become due under this Agreement or otherwise;

(b)	Commence an action to specifically enforce its rights under this Agreement; or

(c)	To rescind the relevant purchase order and any future orders;

(d)	Terminate this Agreement.

If Supplier files for bankruptcy or otherwise goes out of business, then the Company will be entitled to the formulas for the drinks of Supplier produced by Supplier under this Agreement, all at no cost or charge to the Company.

5.3       Effect of Termination. Upon the termination of this Agreement as provided herein, the obligations of the parties will terminate, except as may be provided in this Section 5.3 or elsewhere in this Agreement.

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(a)	Upon the termination of this Agreement, Supplier will manufacture and deliver to Company, and Company will purchase on the terms and conditions specified herein, all Beverages that are the subject of open purchase orders as of the termination of this Agreement, except that if Company terminates the Agreement for Cause due to Supplier’s failure to meet Company’s quality standards, Supplier will refund to Company any amounts paid for open purchase orders and Company shall not have any obligation to accept any Beverages that do not meet its quality standards;

(b)	Company shall pay invoices properly delivered to it in accordance with the terms hereof; and

(c)	The provisions of the following sections of this Agreement shall continue to be in full force and effect after the termination of this Agreement: (i) Section 4.1, Indemnification and (ii) Section 8.7, Confidentiality. Supplier will have no right to use the Green Lotus Trademarks following termination.

5.4       Remedies Cumulative. All rights and remedies granted under this Agreement shall be cumulative, and resort by a party to any one remedy provided for hereunder shall not exclude or prevent such party from pursuing any other rights and remedies provided under this Agreement or by law.

5.5       Attorneys' Fees. If the Company or Supplier brings an action to enforce or assert any right granted pursuant to this Agreement and is successful in such action, the unsuccessful party shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the successful party in exercising its rights and remedies hereunder.

6.       TERM:

6.1       Term. This Agreement shall commence on the date of its execution and shall continue in full force and effect for a period of three (3) years thereafter, (the "Primary Term"), unless sooner canceled or terminated as provided in this Agreement. At the end of the Primary Term, and at the end of each year thereafter (each such year being a "Renewal Term"), this Agreement shall be automatically renewed for successive one-year periods.

6.2       Termination. Either party may terminate this Agreement for convenience by providing written notice to the other party at least one hundred and eighty (180) days prior to the date of termination for convenience. Upon termination of the Agreement the Company will have the right to use Supplier’s formulas for the Beverages for as long as the Company pays Supplier a royalty fee equal to five cents ($.05) per bottle and/or can of Product produced by the Company or its contractor.

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7.       ASSIGNMENT: This Agreement is personal as to the Company and Supplier. The rights, duties and obligations pursuant to this Agreement cannot be transferred, assigned, pledged, made subject to a security interest, or otherwise disposed of by either the Company or Supplier in whole or in part without the express written consent of both parties. Provided, however, that either party may assign its rights under this Agreement to a purchaser of substantially all the party’s assets or voting interests, or to a corporate affiliate so long as the assigning party and the corporate affiliate have at least fifty percent (50%) common ownership.

8.       MISCELLANEOUS:

8.1       Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, (c) upon confirmed receipt, if sent by facsimile transmission during normal business hours of the receiving party on a business day, or (d) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses or telecopy numbers set forth on the signature page hereto (or to such other addresses or telecopy number as a party may designate by notice to the other parties).

8.2       No Partnership, Joint Venture, Franchise, Employer / Employee Relationship. It is understood and agreed that this Agreement and the relationship created hereby shall not be considered to be a partnership, joint venture, franchise, or an employer/employee relationship, and neither the Company nor Supplier shall have the right or authority to represent the other in any capacity or to transact any business or incur any obligations, contractual or otherwise for, in the name of, or on behalf of the other, unless otherwise authorized to do so in writing. The relationship between the Company and Supplier shall be that of purchaser and supplier.

8.3       Authority to Enter into Agreement. The Company and Supplier affirm that they are validly constituted corporate entities with full right, power and authority to enter into this Agreement and to perform their respective obligations hereunder.

8.4       Waivers. No failure or delay on the part of the Company or Purchaser to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Company and Purchaser.

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8.5       Governing Law, Jurisdiction and Dispute Resolution. This Agreement, and all controversies, claims and disputes arising out of or relating to this Agreement or either party’s performance under this Agreement, including claims for breach of contract and related causes of action, shall be governed by the laws of the State of Colorado. Sole and exclusive jurisdiction and venue shall be in the State District Courts or Federal Courts in Denver, Colorado. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the parties hereto agree first to try and settle the dispute by mediation, administered by the American Arbitration Association (“AAA”) under its Mediation Rules. If settlement is not reached within 45 days after service of a written demand for mediation, either party may file suit in accordance with the above.

The parties hereby irrevocably waive any defense that this Agreement or any provision thereof is void or voidable because it pertains to Beverages derived from industrial hemp and/or Beverages that contain CBD and/or other cannabinoids.

8.6       Confidentiality. During the Primary and any Renewal Term hereunder, and for the two (2) year period thereafter, the parties hereto shall keep the terms and conditions of this Agreement, and any prior Confidentiality and/or Non-Disclosure Agreements signed by the parties, the transactions contemplated hereby, and either party's records, books, data and other confidential information concerning the Beverages, either party's accounts, employees, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, marketing or business plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and all other business information involving either party (all collectively, the "Confidential Information") strictly confidential, and neither the Company nor Supplier will make, or cause or permit to be made, any disclosure of any such Confidential Information to any person (it being understood, however, that in any event such Confidential Information may be disclosed on a confidential basis to the parties' respective employees and professional advisers who have a need to know such information). If a party receives a duly-issued subpoena or request from a government agency of competent jurisdiction seeking Confidential Information of the disclosing party, the party receiving the subpoena or request shall promptly notify the disclosing party and take reasonable steps to comply with the disclosing party’s efforts to preserve the confidentiality of the Confidential Information. As a publicly traded company and SEC registrant, Company must comply with SEC disclosure requirements.

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8.7       Entire Agreement. This Agreement, which incorporates herein by reference EXHIBITS "A" and “B”, constitutes the entire, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and supersedes and cancels any prior agreements, term sheets, understandings, covenants, promises, assurances, course of dealing or performance, representations, warranties, or communications, whether oral or written, between the parties hereto. No covenant, term, provision, representation or agreement not expressly contained herein shall be implied as a matter of law, interpretation, course of performance or conduct of the parties. Neither this Agreement nor any provision hereof may be amended, waived or modified except by written instrument signed after the date hereof by all parties hereto and expressly stating therein that such instrument is intended as an amendment, modification or waiver hereof. This agreement supersedes all previous agreements, whether written or oral.

8.8       Severability. If any terms or provisions of this Agreement are deemed to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remaining terms and provisions hereof.

8.9       Benefited Parties. This Agreement shall be binding upon and inure to the benefit of any permitted purchasers, successors or assigns of the Company or Supplier.

IN WITNESS WHEREOF, this Agreement has been executed on this 21st day of February 2019.

THE COMPANY	SUPPLIER

Texas Wellness Center, Inc.	Rocky Mountain High Brands, Inc.
Signature: /s/ Carlos Frias	Signature: /s/ Michael Welch
Print Name: Carlos Frias	Print Name: Michael Welch
Title: Chief Executive Officer	Title: President & Chief Executive Officer

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EXHIBIT A

Quality Agreement

THIS QUALITY AGREEMENT is made this 20th day of February, 2019, by and between Rocky Mountain High Brands, Inc., located at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 (“Supplier”) and Texas Wellness Center, Inc. (“Company”), in connection with the supply of hemp/CBD infused beverages, as more particularly described in Exhibit A hereto (the “Beverages”). This Quality Agreement incorporates the terms of the parties’ Exclusive Manufacturing and Supply Agreement by reference and provides additional detail regarding the parties’ rights and responsibilities under the Manufacturing Agreement.

1.	Materials. The use and procurement of all materials must be made by Supplier as described in the Bill of Materials (“BOM”) provided and/or authorized by Company. If a specific supplier of any material is indicated in the BOM, Supplier must always obtain the material from stated supplier(s). If a stated supplier is unable to supply material of sufficient quality or quantity, Supplier will contact Company for directions on how to proceed. Before Supplier uses an alternate material supplier, prior authorization will be obtained in writing from Company. Company shall have the discretion to approve specific suppliers. If Supplier is responsible for determining a suitable source of a material and procuring it from this source, which is only allowed if specified in the BOM, the source of this material must be communicated to Company and documented by Supplier.

2.	Inspection and Testing of Materials. Supplier will use material inspection plans and testing procedures approved by Company in its discretion. Upon receipt, all containers of materials will be inspected by Supplier for external condition, intact authentic seals and compliance of the type and number of containers/labeling with the delivery documents. Materials must be inspected and/or tested on a batch-by-batch (lot-by-lot) basis unless otherwise specified by Company. If specified in the Master Product Specification Sheets (“MPSS”), some starting materials may be accepted and released by Supplier utilizing the Certificate of Analysis (“CofA”) with abbreviated or no additional testing.

Company shall have the right to inspect finished Beverages and designate the facility to test the Beverages. If Supplier performs some or all the inspection and testing, Supplier will provide to Company a CofA and any other associated inspection and testing documentation for each batch (lot) of Beverages manufactured. Company shall have fourteen (14) days from the date of receipt to inspect the finished Beverages and to provide written notice to Supplier in the event of a serious defect, which shall include the shipment of the wrong Beverages, rancidity, failure to comply with the Quality Agreement or a similar defect. Company shall not be obligated to pay Supplier for defective Beverages.

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3.	Retention, Storage, and Handling of Materials. Supplier agrees to sample and retain sufficient amounts of all materials except water, compressed gasses, and any highly volatile compounds. The amount of retained samples will be as specified in the MPSS. Supplier agrees to store and handle the raw materials and retained samples under appropriate conditions that will assure compliance with current good manufacturing practices (“cGMPs”) and any quality specifications provided by Company. Supplier agrees to comply with all special storage conditions set forth by Company or required by law or government regulation. In the case of bulk product labeling materials, Supplier agrees to store them under appropriate controlled and secured conditions as specified by Company, or as mutually agreed.

4.	Retained Samples of the Beverages. Supplier agrees to store Retained samples for all Beverages. These retained samples will include both the Internal Reference samples and Regulatory Reference samples. The amount of retained samples will be specified by Company and provided to Supplier. Supplier agrees to store the retained samples under appropriate product label storage conditions and in a secure area for a period as defined by Company.

5.	Manufacturing and Packaging of the Beverages.

The manufacturing and bulk packaging of Beverages by Supplier must be in adherence to the specifications supplied by Company and in compliance with all standard operating procedures (“SOPs”), cGMP’s, and any applicable regulatory requirements. For each batch of Beverages manufactured for Company, Supplier will prepare complete manufacturing and bulk packaging batch documentation. This complete documentation will be retained by Supplier in accordance with appropriate document retention schedules provided by Company and readily accessible for review and inspection by Company or regulatory authorities. Any waste product or bulk labeling materials should be destroyed in a secure and legal manner, preventing unauthorized use or environmental problems.

6.	Change Control. Supplier will utilize a documented system of procedures for the control of changes to raw materials, packaging materials, suppliers, equipment, manufacturing methods, product specifications, material specifications, material requirements, sampling, test methods, and release requirements. Company shall have the right to approve, in its discretion, any significant changes prior to implementation by Supplier.

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7.	Notification and Approval of Deviations. When there is a significant deviation from stated procedures or stated specifications, Supplier must notify Company within 2 working days from time of discovery. A significant deviation is defined as any Out-Of-Specification (“OOS”) result and/or any manufacturing, bulk packaging, bulk labeling, or testing deviation that may affect the quality, safety, or efficacy of the Beverages. Reprocessing will be considered a significant deviation. All deviations will be investigated and fully documented by Supplier. This documentation will be retained as part of the batch documentation for the batch (lot) affected. When deemed necessary, Company reserves the right to request additional or more in-depth investigation of the deviation by Supplier. In all cases when a significant deviation occurs on a batch, Company will have the final review and decision-making responsibility as to the impact of the deviations on the Beverages, which will include the disposition of the affected batches (lots).

8.	Stability Activities. Company will have the right to set forth commercially reasonable standards and requirements for stability testing, data interpretation, reporting, and updating stability information to regulatory documents for the subject Beverages. Company is responsible for providing stability testing for hemp-derived ingredients at their cost. Supplier will provide stability testing documentation on other ingredients.

9.	Process Qualification and Process Validation of the Beverages. The process, manufacturing, and control procedures (including cleaning procedures where applicable) must be validated and qualified by Supplier in the facility Supplier intends to utilize to manufacture Beverages, using the equipment Supplier intends to utilize and with the personnel Supplier intends to employ to make Beverages.

The parties will work together to agree on a process qualification/process validation protocol document (“PQ/PV Protocol”). Supplier will thereafter insure compliance with the PQ/PV Protocol. Supplier will promptly communicate any problems during the execution of the PQ/PV Protocol to Company and bring its practices into compliance with the PQ/PV Protocol. All the related validation/qualification documents will be assembled in a Validation Summary Report and provided to Company for review and approval.

10.	Annual Product Quality Reviews. Supplier will complete and document all Product Quality Review (“PQR”) activities that are its responsibility in a timely manner. The PQR documentation completed by Supplier will be provided to Company to review. Company and Supplier will meet periodically to review quality issues related to the obligations and responsibilities as described in this Agreement. The information presented and discussed during this review meeting will be documented by Supplier and approved by Company.

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11.	Complaints Beverages. Company will typically receive, communicate with the customers and close all complaints related to the referenced Beverages. Supplier will provide any complaint information that it receives from customers in the marketplace or regulatory authorities to Company within 7 days unless the complaint involves a safety issue like potential tampering or an adverse medical event, in which case it will be communicated immediately to Company. Upon the request by Company, Supplier will investigate the complaints as required and provide a written report on the results of the investigation to Company within 30 days, or sooner if required by Company. Company reserves the right to delegate any or all the parts of the complaint handling process Company normally handles (i.e., receipt, communication with the customer and closure of complaints) to Supplier on a product-by-product basis.

12.	Recall of the Marketed Beverages. If a recall, withdrawal, or field correction of the subject Beverages is required because the product violates applicable laws, regulations, agreed upon specifications, or is deemed unacceptable for some other reason, whether such action is requested by any governmental agency, the initiating party shall notify the head of Quality Assurance of the other party. In the process of a recall, withdrawal, or field correction, the parties shall fully cooperate in notifying customers and conducting the necessary activities. If a recall is initiated due to a defect arising from a failure attributable to negligence or oversight by Supplier, then Supplier will indemnify, defend and hold harmless Company from any and all costs, expenses, damages or liabilities of any kind arising out of, or associated with, the recall. If the recall is due to a hemp-derived ingredient issue, the Company will bear the responsibility of the recall.

13.	Audits and Inspections of Facilities and Beverages. Supplier will notify Company of any inspections or actions by regulatory agencies or other enforcement bodies, which could potentially impact Company’ Beverages. Supplier will provide Company with the results of all such regulatory audits in within 7 days. Company reserves the right to audit Supplier’ facilities and systems as they relate to the manufacture and control of Beverages. These audits may be performed on a periodic basis at any reasonable time with a five-day prior notice. The right to audit will also cover any approved subcontractors (i.e., a contract laboratory). Company also reserves the right to be present at Supplier during the manufacture of Beverages and/or during the inspection of Beverages by any regulatory agencies. If requested, the results from audits of material suppliers conducted by Supplier, covering materials to be used on Beverages, will be provided to Company for review.

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Quality Assurance Distribution of Responsibility Matrix

Section No.	Section Name	Responsible Party (Check mark appropriately)
		Company	Supplier
2.	Change Control	□	□
3.	Materials	□	□
3.1	Procurement and Bill of Materials	□	□
3.2	Inspection of Testing of Materials	□	□
3.3	Retention, Storage and Handling of Materials	□	□
4.	Specifications of Beverages	□	□
5.	Manufacturing and Packaging of the Beverages	□	□
6.	Inspection and Testing of the Beverages	□	□
7.	Notification and Approval of Deviations	□	□
8.	Release and Shipment of the Beverages	□	□
9.	Retained Samples of the Beverages	□	□
10.	Storage of Beverages	□	□
11.	Stability Activities	□	□
12.	Process Qualification and Process Validation of the Beverages	□	□
13.	Annual Beverages Quality Review	□	□
14.	Complaints on the Beverages	□	□
15.	Returned Beverages	□	□
16.	Recall of the Marketed Beverages	□	□
17.	Audits and Inspections of Facilities and Beverages	□	□

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EXHIBIT B

1.	INITIAL BEVERAGES.
(a)	Grapefruit 25mg CBD
(b)	Watermelon 25mg CBD
2.	PURCHASE ORDERS. Supplier’s authorization to perform work under this Agreement will be given by Company in the form of a Purchase Order executed by an officer of Company. The Purchase Orders shall set forth a quantity of Beverages which Company requires from Supplier and the delivery requirements. The Purchase Order is the authorization by Company to order materials, allocate labor or equipment, or enter into any other commitments for the assembly of the Beverages. Company shall provide Seller monthly during the term of this Agreement with a good faith rolling forecast of its Product needs for the following twelve (12) month period. Such forecasts provided by Company shall be only for Supplier’s production planning and capacity.

3.	PRODUCTION RUN. A production run will be based on the number of cans in a purchase order issued by Company to Supplier. A purchase order may consist of one or more flavors or varieties of the same size. All purchase orders will specify the quantity and type of Beverages. Supplier will use its commercially reasonable best faith efforts to produce, process and package the Beverages in the quantities and flavors requested and as promptly as commercially and reasonably practicable after a purchase order is received by Supplier.

4.	CAN SIZES. 12oz slim can. This can size is subject to availability.

5.	PACK SIZE. 12 cans per case.

6.	PALLET COMPOSITION. Each pallet will consist of equal amounts of each flavor on a pallet without exceeding the maximum weight allowed.

7.	DIRECT COSTS. Supplier will put forth its best efforts to achieve competitive manufacturing costs (the “Direct Costs”). The Direct Costs of Beverages will be the actual cost of line-level employees providing labor for the manufacturing process, can bodies, shrink sleeve, ingredients that Supplier pays for, packaging, freight charges, and any manufacturing loss as set forth herein in the Agreement. The Direct Costs does not include Supplier’s margin.

8.	SUPPLIER’S MARGIN. Supplier agrees to manufacture the Beverages pursuant to the Payment Terms & Conditions set forth in Section 9 below for seventy-five percent (75%) markup on Supplier’s Direct Costs. Supplier’s markup may decrease upon receipt of larger volume purchase orders from Company.

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9.	PAYMENT TERMS & CONDITIONS.

(a)	Upon receipt of a Purchase Order, Supplier will invoice Company for Beverages manufactured for Company. The invoice will consist of the Direct Costs paid by Supplier and Supplier’s Margin.

(b)	Company will pay Supplier in full for the initial production invoice within thirty (30) days after title of finished Beverages passes to Company.

(c)	Supplier will work in good faith to establish credit terms to Company on future production on an order by order basis.

(d)	Company will make payment of an invoice to Supplier by check or wire.

10.	PRICE INCREASES. In the event manufacturing and other Product related costs increase materially as a result of labor costs, material costs, rent, custom charges, state taxes, import or export fees, freight costs, utility rates, or other costs, Supplier shall provide Company documentation supporting such cost increases in a form reasonably satisfactory to Company. Upon Company’s reasonable satisfaction and confirmation of the increased manufacturing and other Product related costs, the increased costs shall be reflected in an increased purchase price of the Beverages paid by Company to Supplier on a per Product basis to be determined by Company and Supplier. In such an event the purchase price of the Beverages shall increase by a percentage equal to the percentage of the increase in Supplier’s manufacturing and other Product related costs. Any increase in purchase price shall become effective ninety (90) days after such increase is determined by Company and Supplier. Supplier agrees to take all customary and reasonable steps to maintain manufacturing costs at levels consistent with or below such costs as of the date of this Agreement.

11.	PRICE DECREASES. In the event manufacturing costs and other Product related costs decrease materially, Supplier shall inform Company of such decrease and negotiate with Company, in good faith, a reduction in the purchase price of each Product. The decreased costs shall be “passed through” to Company on a per Product basis to be determined by Company and Supplier, with such decrease to reflect a direct pass through of such decreased manufacturing costs. Any decrease in purchase price shall become effective ninety (90) days after such decrease is determined by Company and Supplier.

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